Exhibit 23.1

KPMG LLP 4200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 7, 2023, with respect to the consolidated financial statements of Agiliti, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
March 7, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.